CENTRAL PARK ADVISERS, LLC
805 Third Avenue
New York, New York 10022

October 26, 2020

CPG Vintage Access Fund IV, LLC
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York 10022

Re:      Organizational Expenses Limitation Agreement (the "Agreement")

Ladies and Gentlemen:

Central Park Advisers, LLC (the "Adviser"), intending to be legally bound, hereby confirms its agreement as follows in respect of CPG Vintage Access Fund IV, LLC (the "Fund"):

The Adviser hereby agrees to limit the total amount of organizational expenses, and expenses borne by the Fund relating to the offering and sale of units of limited liability company interests of the Fund, including the expenses described in Section 4(a)(4) of the Investment Advisory Agreement between the Fund and the Adviser, to an aggregate amount not to exceed $1,000,000.

Very truly yours,

Central Park Advisers, LLC

By:
Name:
Title:

Accepted and Agreed:

CPG Vintage Access Fund IV, LLC

By:
Name:
Title: